Exhibit 99.1

NEWS RELEASE

Green Plains Reports Second Quarter 2014 Results

•	First half 2014 net income of $75.5 million, or $1.88 per diluted share

•	Company expects stronger EPS results for second half

OMAHA, NEB. (GLOBE NEWSWIRE) – July 29, 2014 – Green Plains Inc. (NASDAQ: GPRE) announced today its financial results for the second quarter of 2014. Net income for the quarter was $32.3 million, or $0.82 per diluted share, compared to net income of $6.0 million, or $0.19 per diluted share, for the same period in 2013. Revenues were $837.9 million for the second quarter of 2014 compared to $804.7 million for the same period in 2013.

“We are pleased to report another strong quarter as ethanol, distillers grains and corn oil set new production records. All of our plants were operating at optimal levels, even as rail transportation continues to impact movement of our products,” said Todd Becker, President and Chief Executive Officer. “Market fundamentals are favorable and based on a continuation of these conditions, we expect stronger earnings per share performance in the second half of the year.”

During the second quarter, Green Plains’ ethanol production segment produced 241.9 million gallons of ethanol, or approximately 95.1% of its daily average production capacity. Non-ethanol operating income from the corn oil production, agribusiness, and marketing and distribution segments was $16.5 million in the second quarter of 2014 compared to $17.3 million for the same period in 2013.

Revenues were $1.6 billion for each of the six-month periods ended June 30, 2014 and 2013. Net income for the six-month period ended June 30, 2014 was $75.5 million, or $1.88 per diluted share, compared to net income of $8.5 million, or $0.28 per diluted share, for the same period in 2013.

“We continue to enjoy excellent fundamentals that are driving a robust margin environment. Our balance sheet is in the strongest position of our history, with significant cash and liquidity, as a result of cash generated from operations and the recent refinancing of term debt,” stated Becker. “Our focus and energy continues to be on growth of all of our business segments and we believe there are ample opportunities to achieve this objective.”

Green Plains had $374.7 million in total cash and equivalents and $145.4 million available under committed loan agreements at subsidiaries (subject to satisfaction of specified lending conditions and covenants) at June 30, 2014. Second quarter 2014 EBITDA, which is defined as earnings before interest, income taxes, depreciation and amortization, was $74.5 million compared to $30.5 million for the same period in 2013. For the six-month period ending June 30, 2014, EBITDA was $168.6 million compared to $55.3 million for the same period in 2013. For reconciliations of net income to EBITDA, see “EBITDA” below.

Second Quarter 2014 Business Highlights

•	In June 2014, Green Plains Processing LLC, a wholly-owned subsidiary of Green Plains, completed a $225 million Senior Secured Credit Facility due in 2020. The proceeds of the credit facility were used to refinance debt outstanding at five subsidiaries in the ethanol production segment. Credit ratings assigned to the credit facility from Standard & Poor’s and Moody’s are BB and B2, respectively. Green Plains Inc. corporate credit ratings are B+ and B2 from Standard & Poor’s and Moody’s, respectively.

•	In June 2014, Green Plains acquired the assets of Supreme Cattle Feeders from Agri Beef Co. The asset acquisition includes the feed yard doing business as Supreme Cattle Feeders and the Cimarron Grain storage facility based near Kismet, Kansas. Supreme Cattle Feeders financial results are reported as a part of Green Plains’ agribusiness segment. The operation consists of approximately 2,600 acres of land that has the capacity to support 70,000 head of cattle. Supreme’s current corn storage capacity, including the Cimarron Grain facilities, is approximately 3.8 million bushels.

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•	Mr. Gene Edwards joined the board of directors of Green Plains Inc. effective June 19, 2014. Mr. Edwards has extensive experience in the oil and gas industry, previously serving as Executive Vice President and Chief Development Officer of Valero Energy Corporation until his retirement in April 2014. He began his 32-year career at Valero as an Analyst in Planning & Economics and spent his tenure with Valero in various managerial positions in Planning and Economics, Refinery Operations, Business Development and Marketing.

Conference Call

On July 30, 2014, Green Plains will hold a conference call to discuss its second quarter 2014 financial results and other recent developments. Green Plains’ participants will include Todd Becker, President and Chief Executive Officer, Jerry Peters, Chief Financial Officer, and Jeff Briggs, Chief Operating Officer. The time of the call is 11:00 a.m. ET / 10:00 a.m. CT. To participate by telephone, the domestic dial-in number is 888-455-2263 and the international dial-in number is 719-325-2428. The conference call will be webcast and accessible at www.gpreinc.com. Listeners are advised to go to the website at least 10 minutes prior to the call to register, download and install any necessary audio software. A slide presentation will be available on Green Plains’ website at http://investor.gpreinc.com/events.cfm. The conference call will be archived and available for replay through Aug. 5, 2014.

About Green Plains

Green Plains Inc. (NASDAQ: GPRE) is a diversified commodity-processing business with operations related to ethanol production, corn oil production, grain handling and storage, cattle feedlot operations, and commodity marketing and distribution services. The Company processes over ten million tons of corn annually, producing over one billion gallons of ethanol, three million tons of livestock feed and 250 million pounds of industrial grade corn oil at full capacity. Green Plains also is a partner in a joint venture to commercialize advanced technologies for growing and harvesting algal biomass.

Safe Harbor

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Such statements are identified by the use of words such as “anticipates,” “believes,” “estimates,” “expects,” “goal,” “intends,” “plans,” “potential,” “predicts,” “should,” “will,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such statements are based on management’s current expectations and are subject to various factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such forward-looking statements. Green Plains may experience significant fluctuations in future operating results due to a number of economic conditions, including, but not limited to, competition in the cattle-feeding, ethanol and other industries in which the Company operates, commodity market risks including those that may result from current weather conditions, financial market risks, counter-party risks, risks associated with changes to federal policy or regulation, risks related to closing and achieving anticipated results from acquisitions, risks associated with the joint venture to commercialize algae production and the growth potential of the algal biomass industry, and other risks detailed in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2013, and in the Company’s subsequent filings with the SEC. In addition, the Company is not obligated, and does not intend, to update any of its forward-looking statements at any time unless an update is required by applicable securities laws.

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Consolidated Financial Results

The following are consolidated statements of operations for Green Plains (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$837,858	$804,696	$1,571,747	$1,570,172
Cost of goods sold	759,543	772,085	1,392,683	1,510,347

Gross profit	78,315	32,611	179,064	59,825
Selling, general and administrative expenses	19,369	14,049	41,774	28,558

Operating income	58,946	18,562	137,290	31,267
Other income (expense)
Interest income	143	63	255	102
Interest expense	(9,704)	(7,762)	(19,463)	(15,833)
Other, net	704	(610)	1,734	(1,130)

Total other income (expense)	(8,857)	(8,309)	(17,474)	(16,861)

Income before income taxes	50,089	10,253	119,816	14,406
Income tax expense	17,775	4,288	44,299	5,886

Net income	$32,314	$5,965	$75,517	$8,520

Earnings per share:
Basic	$0.86	$0.20	$2.14	$0.28

Diluted	$0.82	$0.19	$1.88	$0.28

Weighted average shares outstanding:
Basic	37,467	30,160	35,322	30,047

Diluted	39,359	36,804	41,308	30,367

Consolidated revenues increased by $33.2 million for the three months ended June 30, 2014 compared to the same period in 2013. Revenues from the sales of distillers grains and other grains increased by $20.7 million and $15.6 million, respectively. Distillers grains revenues were affected by an increase in volumes produced and merchant trading activities, offset partially by a decrease in average realized prices. Grain revenues were impacted by an increase in merchant trading activity. Gross profit increased by $45.7 million for the three months ended June 30, 2014 compared to the same period in 2013, primarily as a result of improved margins for ethanol and corn oil production, and profits from merchant trading activities, partially offset by reduced income from crude oil transportation. Operating income increased by $40.4 million for the three months ended June 30, 2014 compared to the same period in 2013, as a result of the factors discussed above reduced by a $5.3 million increase in selling, general and administrative expenses. Selling, general and administrative expenses were higher for the three months ended June 30, 2014 compared to the same period in 2013 due most significantly to an increase in personnel costs and the expanded scope of operations following the acquisitions of the Atkinson, Fairmont and Wood River ethanol plants in the second and fourth quarters of 2013.

Interest expense increased by $1.9 million for the three months ended June 30, 2014 compared to the same period in 2013 due to higher average debt balances outstanding. Income tax expense was $17.8 million for the three months ended June 30, 2014 compared to $4.3 million for the same period in 2013.

Diluted earnings per share, or EPS, is computed by dividing net income on an if-converted basis for 2013 and the first quarter of 2014, with respect to the 3.25% Notes and the 5.75% Notes, by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. All of the 5.75% Notes were retired during the first quarter of 2014. During the second quarter of 2014, the Company received shareholder approval to allow for flexible settlement in cash, shares of common stock, or a combination of cash and shares of common stock for the conversion of the 3.25% Notes. The Company intends to settle conversions in cash for the principal amount and cash or shares of the Company’s common stock for any related conversion premium. Accordingly, beginning in the second quarter of 2014, diluted EPS is computed using the treasury stock method by dividing net income by the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of any outstanding dilutive securities. The calculation of basic and diluted EPS is as follows (in thousands):

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	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Basic EPS:
Net income	$32,314	$5,965	$75,517	$8,520
Weighted average shares outstanding—basic	37,467	30,160	35,322	30,047
EPS—basic	$0.86	$0.20	$2.14	$0.28

Diluted EPS:
Net income	$32,314	$5,965	$75,517	$8,520
Interest and amortization on convertible debt, net of tax effect:
5.75% Notes	—	904	576	—
3.25% Notes	—	—	1,379	—

Net income—diluted	$32,314	$6,869	$77,472	$8,520

Weighted average shares outstanding—basic	37,467	30,160	35,322	30,047
Effect of dilutive convertible debt:
5.75% Notes	—	6,280	2,029	—
3.25% Notes	1,675	—	3,716	—
Effect of dilutive stock-based compensation awards	217	364	241	320

Weighted average shares outstanding—diluted	39,359	36,804	41,308	30,367

EPS—diluted	$0.82	$0.19	$1.88	$0.28

Operating Segment Information

Green Plains’ operating segments are as follows: (1) production of ethanol and distillers grains, collectively referred to as ethanol production, (2) corn oil production, (3) grain handling and storage and cattle feedlot operations, collectively referred to as agribusiness, and (4) marketing, merchant trading and logistics services for Company-produced and third-party ethanol, distillers grains, corn oil and other commodities, and the operation of blending and terminaling facilities, collectively referred to as marketing and distribution. Selling, general and administrative expenses, primarily consisting of compensation of corporate employees, professional fees and overhead costs not directly related to a specific operating segment, are reflected in the table below as corporate activities. The following is selected operating segment financial information for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Revenues:
Ethanol production	$532,475	$530,404	$1,070,846	$1,039,462
Corn oil production	20,374	16,315	36,765	32,014
Agribusiness	380,604	175,168	703,083	262,212
Marketing and distribution	910,026	756,483	1,686,564	1,456,716
Intersegment eliminations	(1,005,621)	(673,674)	(1,925,511)	(1,220,232)

	$837,858	$804,696	$1,571,747	$1,570,172

Gross profit:
Ethanol production	$35,171	$10,729	$106,859	$11,959
Corn oil production	10,931	7,873	18,746	15,782
Agribusiness	2,499	945	5,475	2,171
Marketing and distribution	9,899	13,404	50,615	30,459
Intersegment eliminations	19,815	(340)	(2,631)	(546)

	$78,315	$32,611	$179,064	$59,825

Operating income:
Ethanol production	$30,111	$7,006	$96,337	$4,657
Corn oil production	10,874	7,821	18,582	15,631
Agribusiness	1,269	248	2,205	617
Marketing and distribution	4,391	9,210	36,885	22,196
Intersegment eliminations	19,815	(340)	(2,571)	(500)

Segment operating income	66,460	23,945	151,438	42,601
Corporate activities	(7,514)	(5,383)	(14,148)	(11,334)

	$58,946	$18,562	$137,290	$31,267

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During the normal course of business, the Company enters into transactions between segments. These intersegment activities are recorded by each segment at prices approximating market and treated as if they are third-party transactions. Consequently, these transactions impact segment performance. Intersegment revenues and corresponding costs are eliminated in consolidation and do not impact consolidated results.

Ethanol Production Segment

The table below presents key operating data within the ethanol production segment for the periods indicated:

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Ethanol sold	241,871	172,529	472,643	343,370
(thousands of gallons)
Distillers grains sold	653	483	1,290	965
(thousands of equivalent dried tons)
Corn consumed	86,140	60,965	168,198	120,714
(thousands of bushels)

Revenues in the ethanol production segment increased by $2.1 million for the three months ended June 30, 2014 compared to the same period in 2013 primarily due to higher volumes produced and sold, partially offset by lower average ethanol and distillers grains prices. Revenues in the second quarter of 2014 included production from the Atkinson, Fairmont and Wood River plants, which were acquired in 2013 and contributed an additional combined 62.2 million gallons of ethanol production and $133.5 million in revenue. The ethanol production segment produced and sold 241.9 million gallons of ethanol, which represents approximately 95.1% of daily average production capacity, during the second quarter of 2014.

Cost of goods sold in the ethanol production segment decreased by $22.4 million for the three months ended June 30, 2014 compared to the same period in 2013. Corn consumption increased by 25.2 million bushels but the average cost per bushel decreased by 32% during the three months ended June 30, 2014 compared to the same period in 2013. As a result of the factors identified above, gross profit and operating income for the ethanol production segment increased by $24.4 million and $23.1 million, respectively, for the three months ended June 30, 2014 compared to the same period in 2013. Depreciation and amortization expense for the ethanol production segment was $12.8 million for the three months ended June 30, 2014 compared to $11.1 million during the same period in 2013, due to the increased expenses from the Atkinson, Fairmont and Wood River plants, which were acquired in 2013.

Corn Oil Production Segment

Revenues in the corn oil production segment increased by $4.1 million for the three months ended June 30, 2014 compared to the same period in 2013. During the three months ended June 30, 2014, the corn oil production segment sold 58.0 million pounds of corn oil compared to 39.4 million pounds in the same period of 2013. Production in the second quarter of 2014 included 14.1 million pounds from the ethanol plants acquired in 2013. The average price realized for corn oil was approximately 14% lower for the second quarter of 2014 compared to the same period in 2013. Gross profit and operating income in the corn oil production segment increased by $3.1 million for the three months ended June 30, 2014 compared to the same period in 2013. The increase in revenues was offset by $1.0 million of additional cost of goods sold related to increased volumes produced, partially offset by lower input costs during the three months ended June 30, 2014 compared to the same period in 2013.

Agribusiness Segment

Revenues in the agribusiness segment increased by $205.4 million and gross profit and operating income increased by $1.6 million and $1.0 million, respectively, for the three months ended June 30, 2014 compared to the same period in 2013. The agribusiness segment sold 81.6 million bushels of grain, including 76.7 million bushels to the ethanol production segment, during the three months ended June 30, 2014 compared to sales of 27.2 million bushels of grain, including 25.4 million bushels to the ethanol production segment, during the same period in 2013. The agribusiness segment focuses on supplying corn to the Company’s ethanol plants.

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Marketing and Distribution Segment

Revenues in the marketing and distribution segment increased by $153.5 million for the three months ended June 30, 2014 compared to the same period in 2013. The increase in revenues was primarily due to a $120.8 million increase in merchant trading activities for ethanol and distillers grain, as well as an increase in intercompany natural gas sales of $23.9 million. Effective in the fourth quarter of 2013, the marketing and distribution segment provides natural gas procurement for the ethanol plants. The marketing and distribution segment sold 303.5 million and 240.1 million gallons of ethanol during the three months ended June 30, 2014 and 2013, respectively.

Gross profit and operating income for the marketing and distribution segment decreased by $3.5 million and $4.8 million, respectively, for the three months ended June 30, 2014 compared to the same period in 2013, primarily due to reduced crude oil transportation activities.

Intersegment Eliminations

Intersegment eliminations of revenues increased by $331.9 million for the three months ended June 30, 2014 compared to the same period in 2013 due to the following factors: increased corn sales from the agribusiness segment to the ethanol production segment of $192.8 million, increased natural gas sales from the marketing and distribution segment to the ethanol production segment of $23.9 million, and increased sales of ethanol from the ethanol production segment to the marketing and distribution segment of $110.3 million.

Intersegment eliminations of gross profit and operating income decreased by $20.2 million for the three months ended June 30, 2014 compared to the same period in 2013 due primarily to a change in the title transfer point for ethanol between segments beginning in the fourth quarter of 2013 and decreased product in transit to customers during the second quarter of 2014. Beginning Oct. 1, 2013, ethanol is sold from the ethanol production segment to the marketing and distribution segment as it is produced and transferred into storage tanks located at each respective plant. The finished product is then sold by the marketing and distribution segment to external customers. Profit is recognized by the ethanol production segment upon sale to the marketing and distribution segment but is eliminated from consolidated results until title to the product has been transferred to a third party. During the three months ended March 31, 2014, finished ethanol inventory levels increased primarily due to product that was in-transit to external customers which, along with higher margins per unit, resulted in a significant increase in intersegment profits that were deferred in the first quarter of 2014. The volume of ethanol and distillers grains in transit to customers declined as a result of easing of transportation constraints during the second quarter of 2014. The decrease in deferred profit resulted in $19.8 million of additional consolidated gross profit and operating income during the second quarter of 2014.

Non-GAAP Reconciliation

EBITDA

Management uses EBITDA to measure the Company’s financial performance and to internally manage its businesses. Management believes that EBITDA provides useful information to investors as a measure of comparison with peer and other companies. EBITDA should not be considered an alternative to, or more meaningful than, net income or cash flow as determined in accordance with generally accepted accounting principles. EBITDA calculations may vary from company to company. Accordingly, the Company’s computation of EBITDA may not be comparable with a similarly-titled measure of another company. The following sets forth the reconciliation of net income to EBITDA for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2014	2013	2014	2013
Net income	$32,314	$5,965	$75,517	$8,520
Interest expense	9,704	7,762	19,463	15,833
Income taxes	17,775	4,288	44,299	5,886
Depreciation and amortization	14,735	12,435	29,362	25,044

EBITDA	$74,528	$30,450	$168,641	$55,283

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Summary Balance Sheets

The following is condensed consolidated balance sheet information (in thousands):

	June 30,	December 31,
	2014	2013
ASSETS
Current assets	$712,926	$633,305
Property and equipment, net	818,738	806,046
Other assets	94,227	92,694

Total assets	$1,625,891	$1,532,045

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities	$354,626	$409,197
Long-term debt	461,913	480,746
Other liabilities	101,986	96,744

Total liabilities	918,525	986,687
Total stockholders’ equity	707,366	545,358

Total liabilities and stockholders’ equity	$1,625,891	$1,532,045

As of June 30, 2014, Green Plains had $374.7 million in total cash and equivalents and $145.4 million available under committed loan agreements at subsidiaries (some of which was subject to satisfaction of specified lending conditions and covenants). Total debt at June 30, 2014 was $631.7 million, including $131.6 million outstanding under working capital revolvers and other short-term borrowing arrangements in the marketing and distribution and agribusiness segments. As of June 30, 2014, Green Plains had total assets of approximately $1.6 billion, total stockholders’ equity of approximately $707.4 million, and approximately 37.6 million common shares outstanding.

Contact: Jim Stark, Vice President—Investor and Media Relations, Green Plains. (402) 884-8700

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